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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our reports dated May 11, 2012, with respect to the combined financial statements of Lehigh Gas Entities and affiliated entities under common control (collectively "Predecessor Entity") and the balance sheets of Lehigh Gas Partners LP, which are included in this Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
July 3, 2012

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  Exhibit 23.1